UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2014

Vistaprint N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hudsonweg 8 Venlo The Netherlands	5928 LW
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 31 77 850 7700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On February 18, 2014, Vistaprint N.V. entered into a share purchase agreement to acquire all of the outstanding shares of People & Print Group B.V., a limited company incorporated in the Netherlands, for a base purchase price of €24 million and a sliding-scale earn-out payment subject to both a minimum EBITDA margin for calendar year 2014 and revenue and EBITDA performance targets for calendar year 2015. Under the share purchase agreement, €20 million of the base purchase price is payable in cash upon the closing of the transaction, subject to customary purchase price adjustments, and the remaining €4 million is payable in Vistaprint’s ordinary shares in January 2016 and will be converted into shares at that time.

In calendar 2013, revenue from People & Print Group sites was approximately €34 million, reflecting year-over-year growth of over 20 percent. People & Print Group’s EBITDA in calendar 2013 was approximately €3 million, reflecting 16% year-over-year growth. The base purchase price represents a valuation multiple of 8.3 times trailing twelve month EBITDA.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See the Exhibit Index attached to this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2014	VISTAPRINT N.V.

	By:	/s/ Lawrence A. Gold
Lawrence A. Gold
Senior Vice President and Chief Legal Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated February 18, 2014 entitled “Vistaprint Agrees to Acquire Dutch Print Group”